Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

October 21, 2010

Cass Information Systems, Inc. Reports Record

3rd Quarter 2010 Earnings; Increases Dividend 14%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported record third quarter 2010 earnings of $.59 per diluted share, a 28% increase over the $.46 per diluted share it earned in the third quarter of 2009. Net income for the period was $5.6 million, a 29% increase over the $4.3 million reported in 2009.

	3rd Quarter		% Change	YTD		% Change
	2010	2009		2010	2009
Transportation Dollar Volume	$4.5 billion	$3.6 billion	26.9%	$12.5 billion	$10.4 billion	20.7%
Utility Dollar Volume	$2.9 billion	$2.5 billion	13.0%	$7.9 billion	$7.3 billion	8.7%
Revenues	$24.7 million	$22.0 million	12.4%	$71.2 million	$65.4 million	8.9%
Net Income	$5.6 million	$4.3 million	29.2%	$15.2 million	$11.9 million	28.0%
Diluted Earnings per Share	$.59	$.46	28.3%	$1.61	$1.27	26.8%

2010 3rd Quarter Recap

Increased activity from both base customers and new customers helped transportation transaction dollar volume surge more than 26%, with utility transaction dollar volume up a solid 13%. Overall, revenues for the quarter grew to $24.7 million, a 12% increase over the $22.0 million posted in 2009.

Operating expenses were up 4%, or $732,000, primarily as a response to the increase in volume along with additional incentive compensation related to the increase in pre-tax income from operations.

Nine-Month 2010 Recap

For the nine months ended September 30, 2010, the company earned $1.61 per fully diluted share, a 27% increase over the $1.27 per fully diluted share earned in the comparable period in 2009. Net income was $15.2 million, 28% higher than the $11.9 million earned in 2009. Revenues rose 9%, from $65.4 million in 2009 to $71.2 million in 2010.

Operating expenses were up 1% compared to 2009.

“Our record results in the third quarter were generated by the strong performance of each of our businesses – transportation, utility and telecom invoice processing plus our commercial bank subsidiary,” said Eric H. Brunngraber, Cass president and chief executive officer. “The company remains well positioned to take advantage of improving economic conditions and we continue to focus on strengthening our competitive position in the markets we serve.”

Cash Dividend Increased by 14%

On October 18, 2010, the company’s board of directors declared a fourth quarter dividend of $.16 per share payable December 15, 2010 to shareholders of record December 3, 2010. This represents a 14% increase over the prior dividend. “The increase reflects the company’s solid capital base, its strong performance and the board’s optimism about our future,” said Brunngraber.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $24 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington,

Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2009.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2010 and 2009:

	Quarter Ended 9/30/10	Quarter Ended 9/30/09	Nine Months Ended 9/30/10	Nine Months Ended 9/30/09
Transportation Invoice Volume	6,886	5,962	19,619	17,073
Transportation Dollar Volume	$4,534,235	$3,573,371	$12,497,079	$10,351,933
Utility Transaction Volume	3,061	2,903	9,161	8,556
Utility Dollar Volume	$2,878,647	$2,546,747	$7,938,521	$7,305,848

Payment and Processing Fees	$13,895	$12,302	$40,173	$36,282
Net Investment Income	10,290	9,241	29,624	27,487
Gain on Sales of Securities	—	—	—	202
Other	506	432	1,421	1,450

Total Revenues	$24,691	$21,975	$71,218	$65,421

Salaries and Benefits	$13,026	$12,583	$38,199	$37,762
Occupancy	658	611	1,841	1,797
Equipment	887	835	2,701	2,509
Other	2,527	2,337	7,404	7,385

Total Operating Expenses	$17,098	$16,366	$50,145	$49,453

Income from Operations before Income Taxes	$7,593	$5,609	$21,073	$15,968
Provision for Income Taxes	2,013	1,291	5,844	4,066

Net Income	$5,580	$4,318	$15,229	$11,902

Basic Earnings per Share	$.60	$.47	$1.63	$1.30

Diluted Earnings per Share	$.59	$.46	$1.61	$1.27

Average Earning Assets	$1,102,218	$938,566	$1,035,346	$858,557
Net Interest Margin	4.47%	4.50%	4.66%	4.92%
Allowance for Loan Losses to Loans	1.56%	1.16%	1.56%	1.16%
Non-performing Loans to Total Loans	.15%	.29%	.15%	.29%
Net Loan Charge-offs to Loans	.05%	.02%	.08%	.05%
Provision for Loan Losses	$950	$400	$3,000	$1,100